Exhibit 99.1

June 3, 2003

Verint Systems Inc.
330 South Service Road
Melville, New York 11747

Gentlemen:

This letter confirms my consent to serve as a member of the Board of Directors of Verint Systems Inc.

I hereby consent to the use of this letter as an exhibit to this Registration Statement and to any and all references to me in the Prospectus which is part of the Registration Statement.

/s/ LARRY MYERS Larry Myers